Exhibit 99-1

En Pointe Technologies, Inc. Reports Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2004

— Fifth Consecutive Profitable Quarter
— Fiscal 2004 Net Income of $1.4 Million
— Fiscal 2004 Diluted EPS of $0.20

Los Angeles, CA – December 20, 2004 — En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its fourth quarter and fiscal year ended September 30, 2004. Full-year net income for fiscal 2004 totaled $1.4 million, or $0.21 per basic share and $0.20 per diluted share, which represents an improvement of $3.8 million over the $2.4 million loss reported for fiscal 2003. Total revenue for fiscal 2004 was $279.2 million, a decline of $10.6 million, or 3.6%, from fiscal 2003.

Net income for the fourth quarter of fiscal 2004 was $478,000, or $0.07 per basic and diluted share, up 24.8% from the $383,000 reported in the fourth quarter of fiscal 2003. Total revenue in the fourth quarter of fiscal 2004 was $71.5 million, off $716,000, or 1.0%, from the comparable period in fiscal 2003.

“We are extremely pleased to report that En Pointe’s fiscal year ended September 30, 2004 was profitable and that the September 2004 quarter represented our fifth sequential quarter of profitability,” said Bob Din, CEO of En Pointe Technologies, Inc. “As we move into fiscal 2005 and beyond, we will continue to focus our efforts on driving revenue in three markets: Services, including logistics; expanding our software licensing business; and, continuing to meet our customers’ IT fulfillment requirements through operational excellence.”

Service revenue in the 2004 fiscal year totaled $42.5 million, an increase of $5.2 million or 14.0% over the service revenue generated in fiscal 2003. Full-year fiscal 2004 service revenue represented 15.2% of total revenue and generated 49.0% of the Company’s gross profit. Service revenue for the quarter ended September 30, 2004 was $9.8 million, a decline of 8.2% from the $10.7 million reported for the quarter ended September 30, 2003. The fourth quarter fiscal 2004 service revenue represented 13.7% of total revenue and generated 38.3% of the Company’s gross profit. Gross margins realized on service revenues were 31.4% and 39.7% for the quarter and twelve month periods ended September 30, 2004, respectively.

Full-year fiscal 2004 product sales were $236.7 million, off 6.3% from fiscal 2003. During the quarter ended September 30, 2004, the Company generated product sales of $61.7 million, which were comparable to the $61.6 million in product sales reported for the quarter ended September 30, 2003. Gross margins realized on product revenues were 8.0% and 7.4% for the quarter and twelve month periods ended September 30, 2004, respectively.

“We are excited about the investment we’ve made over the last several months to develop and implement a new customer asset processing and logistics management system within SAP,” continued Bob Din. “With these new tools integrated into our ERP and CRM packages, our large enterprise customers will be able to derive even greater value from En Pointe’s product life-cycle management services. This includes tracking products from the time of procurement through on-site deployment and then, potentially, from de-installation through refurbishment and redeployment, or through decommissioning and disposal. We anticipate that these tools will be available in the first quarter of calendar year 2005.”

Selling and marketing expenses for the year ended September 30, 2004 were $22.9 million, down by $4.6 million, or 16.8%, from $27.6 million in the prior fiscal year. This improvement resulted from Company’s efforts to reduce costs. At $6.0 million, selling and marketing expenses in the fourth quarter of fiscal 2004 were 4.4% lower than the $6.2 million reported for the fourth quarter of fiscal 2003.

General and Administrative (G&A) expenses increased slightly (0.5%) to $10.0 million in the fiscal year ended September 30, 2004 from the prior fiscal year. G&A expenses declined from $2.8 million in the fourth quarter of fiscal 2003 to $2.0 million in the fourth quarter of fiscal 2004.

During fiscal year 2004, En Pointe invested $509,000 in Premier BPO, Inc. (formerly known as En Pointe Global Services, Inc.), an offshore business process outsourcing provider, resulting in an ownership interest of approximately 38%. In addition, the Company provided Premier BPO with a $600,000 five-year 6% interest-bearing note that was converted to convertible preferred stock subsequent to year end.

Due to the structure of Premier BPO’s capitalization and financing and the application of FIN 46 – Financial Accounting Standards Board Interpretation No. 46 “Accounting for Consolidation of Variable Interest Entities,” the Company recognized nearly all of the losses generated by Premier BPO and may be required to do so in future periods. Premier BPO’s expenses included in the Company’s consolidated financial statements as selling, general and administrative (SG&A) expenses for the three and twelve months ended September 30, 2004 totaled $453,000 and $1.1 million, respectively. These SG&A expenses were partially reduced by loss allocations to the minority interest shareholders of $117,000 and $136,000 for the three and twelve months ended September 30, 2004, respectively.

The Company’s cash balance increased to $16.1 million as of September 30, 2004 from $3.2 million as of September 30, 2003. This increase resulted primarily from increases in accounts payable and borrowings under lines of credit along with an improvement in accounts receivable days sales outstanding from 44 at September 30, 2003 to 41 at September 30, 2004.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. is a leading national provider of information technology products, e-business solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes. A state-of-the-art e-commerce network electronically links En Pointe, via AccessPointeTM and its back-office business systems, to the largest distributors and manufacturers in the industry. En Pointe offers direct on-line access to several billion dollars of mainstream IT products available in the US while eliminating the risks associated with carrying significant inventory. Its flagship software AccessPointeTM provides En Pointe’s customers with the ability to create private electronic exchanges, accessed through the Web, procurement applications or ERP systems, to efficiently manage the procurement process and allow the Company’s customers to make fully informed strategic buying decisions. En Pointe Professional Services offers value added services such as: Pre-sales consulting, Technology Planning and Management, which includes — integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance.

En Pointe, a minority business enterprise (MBE), is represented nationally with a concentration in over 17 sales and service markets throughout the United States, as well as a value-added ISO 9001:2000 certified integration operation in Ontario, California. Please visit En Pointe at www.enpointe.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to: Changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and, availability of adequate financing.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 725-5212
Fax: (310) 725-9786
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	September 30,
	2004	2003
ASSETS:
Current assets:
Cash	$16,072	$3,218
Restricted cash	71	70
Accounts receivable, net	31,571	35,123
Inventories, net	7,105	5,746
Prepaid expenses and other current assets	578	413

Total current assets	55,397	44,570
Property and equipment, net	5,346	5,988
Other assets	689	1,097

Total assets	$61,432	$51,655

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable, trade	$13,971	$12,642
Borrowings under lines of credit	18,309	11,326
Accrued liabilities	4,087	4,709
Other current liabilities	1,151	1,161

Total current liabilities	37,518	29,838
Long term liability	5,628	5,391

Total liabilities	43,146	35,229
Minority interest	308	—
Total stockholders’ equity	17,978	16,426

Total liabilities and stockholders’ equity	$61,432	$51,655

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three months ended		Fiscal year ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales
Product sales	$61,711	$61,554	$236,707	$252,493
Service sales	9,784	10,657	42,527	37,318

Total net sales	71,495	72,211	279,234	289,811
Cost of sales
Product	56,762	56,983	219,124	233,059
Service	6,711	5,540	25,633	20,712

Total cost of sales	63,473	62,523	244,757	253,771
Gross profit
Product gross profit	4,949	4,571	17,583	19,434
Service gross profit	3,073	5,117	16,894	16,606

Total gross profit	8,022	9,688	34,477	36,040
Selling and marketing expenses	5,959	6,235	22,930	27,556
General and administrative expenses	1,953	2,831	10,048	9,998
Legal settlement expense	—	—	—	393

Operating profit (loss)	110	622	1,499	(1,907)
Interest expense, net	121	281	749	871
Other income, net	(402)	(42)	(646)	(238)
Minority Interest	(117)	—	(136)	—

Income (loss) before income taxes and loss reversal income from affiliates	508	383	1,532	(2,540)
Provision for income taxes	30	—	131	—
Loss reversal income from affiliates	—	—	—	143

Net income (loss)	$478	$383	$1,401	$(2,397)

Net income (loss) per share:
Basic	$0.07	$0.06	$0.21	$(0.36)

Diluted	$0.07	$0.06	$0.20	$(0.36)

Weighted average shares outstanding:
Basic	6,737	6,720	6,737	6,720

Diluted	6,854	6,720	6,854	6,720